Tupperware Brands Announces Offering of $400 Million of Senior Notes due 2021

ORLANDO, Fla., May 25, 2011 /PRNewswire/ -- (NYSE: TUP)Tupperware Brands Corporation (the "Company") announced today that it plans to offer $400 million of Senior Notes due 2021, subject to market and other conditions. The notes will be guaranteed on a senior secured basis by Dart Industries Inc., a wholly owned subsidiary of the Company. The collateral securing the guarantee will consist of certain "Tupperware" trademarks, service marks and logo formats owned by Dart Industries Inc. The net proceeds from the issuance of the notes, along with borrowings under a new credit facility that the Company plans to enter into in connection with the offering, will be used to repay all of the Company's $405 million outstanding term loans.

The notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or applicable state securities laws or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction in which such offer or solicitation would be unlawful.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.6 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, AvroyShlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "plans," "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

CONTACT: Nicole Decker, +1-407-826-4560